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                                                                 EXHIBIT 10.5(A)

                                   AGREEMENT


         THIS AGREEMENT ("Agreement") is made as of February __, 1996 between CABLE-SAT SYSTEMS, INC., a Florida corporation (the "Corporation"), and OSTROVSKY CONSULTING, INC., ("OCI"), an executive corporation organized to market the services of Abe Ostrovsky ("Ostrovsky").

         WHEREAS, the Corporation has been organized to engage in the development, manufacturing, marketing and sale of high-end data compression solutions; and

         WHEREAS, OCI has been organized to market the executive services of Ostrovsky; and

         WHEREAS, the Corporation intends to undertake a private offering of its common stock to raise $2,500,000 of working capital for its operations (the
 "Offering"); and

         WHEREAS, the Corporation desires to obtain Ostrovsky's services in connection with its business and that of its subsidiaries and affiliates at the completion of the minimum Offering (the "Closing");

         THEREFORE, in consideration of the premises and covenants herein set forth, it is agreed as follows:

         1. Employment. Corporation hereby engages OCI to provide the services of Ostrovsky to the Corporation on the terms and conditions set forth herein.

                 1.1 Ostrovsky covenants to perform in good faith his duties as outlined herein, devoting reasonable business time, energies and abilities to the proper and efficient operation of the business of the Corporation and its subsidiaries and affiliates and for their benefit.

                 1.2 Ostrovsky shall not, without the prior written consent of the Corporation, directly or indirectly, during the term of this Agreement, engage in any activity competitive with or adverse to the Corporation's business or welfare, whether alone, as a partner or member, or
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as an officer, director, employee or 5% or greater shareholder of a corporation. The Corporation hereby consents to the services of Ostrovsky as a director of all corporations he now serves and the continuation of his affiliation with Young Management Group.

         2. Term. Subject to the provisions set forth herein, the term of OCI's engagement hereunder shall continue for two (2) years.

         3. Duties. Ostrovsky shall be appointed as Chairman, President and Chief Executive Officer and perform such executive duties on behalf of the Company and its subsidiaries and affiliates as requested by the Board of Directors. Ostrovsky shall be appointed as director of the Corporation upon completion of the Offering, shall be entitled to nominate two (2) additional independent directors out of the Corporation's seven (7) person board and shall be entitled to approve one of the other directors.

         4. Compensation. For all services Ostrovsky may render to the Corporation during the term of this Agreement, including services as officer, director or member of any committee of the Board of Directors of the Corporation and its subsidiaries, OCI shall receive the following compensation:

                 4.1      A base fee at the rate of $240,000 per year.

                 4.2      Additional compensation:

                          (a)     An annual bonus as determined by the Board of
Directors.

                 4.3      Stock compensation.

                          (a)     The Corporation will establish a stock option
plan in order to assist the Corporation in hiring and retaining qualified employees and will reserve 930,000 shares of





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its common stock for issuance under the plan.  All new and current employees of the Corporation will be eligible for stock options.

                          (b)     Ostrovsky shall be entitled to the following
stock compensation:

                                  (i)      300,000 shares of the Corporation's
common stock shall be purchased at $.30 per share for a three year promissory note with interest at 5% per annum with the shares securing such note.

                                  (ii)     Ostrovsky will be granted an
incentive stock option for 180,000 shares of common stock at the private placement offering price (Incentive Stock Option).

                          (c)     Up to 750,000 shares will be reserved under
the plan for high-level executive officers to be recruited, including 150,000 shares of restricted stock at $.30 per share with a two year vesting period.

                 4.4 OCI shall make all required FICA, FUTA and income tax withholding payments due in connection with this Agreement.

         5. Benefits. During the term of this Agreement, Ostrovsky shall be entitled to the following executive benefits:

                 5.1 Ostrovsky shall be entitled to three (3) weeks vacation time without reduction in salary. Unused vacation can be accrued but will not be reimbursed.

                 5.2 During the period of his engagement, Ostrovsky shall be reimbursed for reasonable traveling and other business expenses reasonably incurred in connection with the performance of his duties hereunder, subject to reasonable oversight and verification as required in order for the Corporation to comply with applicable laws, regulations, accounting and





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management practices.  Automobile lease and insurance expenses will be reimbursed during the term hereof.

                 5.3 Ostrovsky shall be entitled to all other benefits generally available to members of management of the Corporation and participation in pension, stock option and other benefit plans established for the Corporation's executives.

         6.      Termination.

                 6.1      This engagement may be terminated at any time by:

                          (i)     Mutual agreement; or

                          (ii)    Action of the Board of Directors, on thirty

days' prior written notice, in the event of illness or disability of Ostrovsky resulting in failure to discharge his duties under this Agreement for ninety or more consecutive days or for a total of one hundred eighty or more days in a period of twelve consecutive months; or

                          (iii)   Action of the Board of Directors for cause,
if it shall be established that OCI or Ostrovsky is in material default in the performance of his obligations, services or duties hereunder (other than for illness or incapacity), has breached any material provision of this Agreement or has been otherwise unsatisfactory in providing his services hereunder.

         7.      Indemnification.

         The Corporation shall indemnify Ostrovsky to the fullest extent permitted under Florida law against expenses (including attorneys' fees and costs of investigation), costs, judgments, fines and amounts paid in settlement incurred by Ostrovsky in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, derivative, investigative or administrative by reason of the fact that he is or was a director, officer, employee, or agent





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of the Corporation or an affiliate of the Corporation or a participant in another corporation, partnership or other enterprise at the request of the Corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation or such other entity, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The Corporation shall pay the foregoing expenses as incurred and Ostrovsky shall repay any such amounts upon the final determination that he was not entitled to such indemnification, such determination to be by a court of competent jurisdiction.

         8. Insurance. Ostrovsky agrees that the Corporation may procure insurance on his life, in such amounts as the Corporation may in its discretion determine, and with the Company or any of its subsidiaries or affiliates named as the beneficiary under such policy or policies. Ostrovsky agrees that upon request from the Corporation he will submit to a physical examination and will execute each such application or other documents as may be required for the procurement of such insurance. Ostrovsky may purchase insurance in the same amount purchased by the Corporation with the beneficiary of his choice. Such insurance shall not exceed $1 million unless required by Corporation's underwriter.

         9. Trade Secrets. Ostrovsky agrees that he will not, during or after the termination of his employment with the Corporation, furnish or make accessible to any person, firm, corporation or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how acquired by him during the term of his employment with the Corporation which relates to the past and current business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or





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its subsidiaries, without the prior written consent of the Corporation, unless such information shall have become public knowledge, other than being divulged or made accessible by Ostrovsky.

         10.     Non-disclosure.  During the term of this agreement and for two
(2) years after its termination, Ostrovsky will not, directly or indirectly, disclose the names of the Corporation's customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates.

         11. Conflict of Interest. Ostrovsky agrees that during the term of his employment and any extensions thereof, he will comply with the policy of the Corporation with respect to the Corporation entering into, directly or indirectly, any transactions with any business organization or other entity in which he or any member of his family has a direct or indirect ownership interest.

         12.     Miscellaneous.

                 12.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Any waivers shall be in a writing executed by the parties. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                 12.2 Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of





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business, and any notice to be given to Ostrovsky shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given three (3) days after mailing by registered or certified mail, postage prepaid, as provided herein.

                 12.3 The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

                 12.4 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors of the Corporation.

                 12.5 This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        CABLE-SAT SYSTEMS,  INC.



                                        By: /s/
                                            ------------------------------
                                                 President

                                        OSTROVSKY CONSULTING, INC.


                                        By: /s/  Abe Ostrovsky
                                            ------------------------------
                                                 Abe Ostrovsky
The above is confirmed:


 /s/ Abe Ostrovsky
- -----------------------
Abe Ostrovsky





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